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                   THE CLARIDGE HOTEL AND CASINO CORPORATION
                        INDIANA AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 340-3400

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 7, 1994

                                   ----------


       The regular annual meeting of the shareholders of The Claridge Hotel and Casino Corporation will be held on Tuesday, June 7, 1994, at 10:00 a.m., local time, at The Claridge Hotel and Casino, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey, for the following purposes and to transact such other business as may properly be brought before the meeting:

           (A) To elect six Directors to the Board of Directors.

           (B) To approve the appointment by the Corporation's Board of Directors of KPMG Peat Marwick, independent certified public accountants, as auditors for the year 1994.

       The Board of Directors has fixed the close of business on April 22, 1994 as the record date for the Annual Meeting to determine the shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

       PLEASE FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY


                                                   By Order of the Board of
                                                   Directors


                                                   /s/ Frank A. Bellis, Jr.
                                                   -------------------------
                                                   Frank A. Bellis, Jr.
                                                   Secretary

   April 26, 1994

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                   THE CLARIDGE HOTEL AND CASINO CORPORATION
                        INDIANA AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401

                                   ----------

                                PROXY STATEMENT

                                   ----------
                                                               April 26, 1994

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Claridge Hotel and Casino Corporation (the "Corporation") of proxies for use at the Corporation's annual meeting of shareholders to be held on June 7, 1994.

       Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Corporation, execution of a subsequent proxy or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the meeting or any adjournment thereof.

       The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and employees of the Corporation may solicit proxies by telephone or in person.

       The Corporation's Annual Report on Form 10-K was mailed to each shareholder on or about April 8, 1994. This Proxy Statement and form of Proxy were first mailed to shareholders on or about April 26, 1994.

       ITEM A. ELECTION OF DIRECTORS

       Six Directors are to be elected at the annual meeting to serve terms of one year and until their respective successors have been elected. The nominees for Director, all of whom are now serving as Directors of the Corporation with the exception of A. Bruce Crawley, are listed below, together with biographical information. Mr. Crawley was nominated to serve on the Corporation's Board of Directors at the March 22, 1994 Board of Directors meeting. His participation as a Director is pending New Jersey Casino Control Commission (the "Commission") approval and election by the shareholders. If the Commission does not approve Mr. Crawley, the Board will seek to appoint another candidate. All of the Directors also serve as Directors of The Claridge at Park Place, Incorporated ("New Claridge") and Claridge Gaming Incorporated, wholly-owned subsidiaries of the Corporation. Claridge Gaming Incorporated was formed on March 16, 1994 for the purpose of exploring and developing gaming opportunities in other jurisdictions.

       Ms. Jean Abbott, who has served as a Director since August 1989 was appointed Senior Vice President of Planning and Development of Claridge Gaming Incorporated and Vice President of Planning and Development of New Claridge effective March 27, 1994 and will not stand for re-election to the Corporation's Board of Directors. Mr. John Feehan, who has served as a Director since April 1990, has decided to retire effective with the


                                       1
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   expiration of his current Board term and will not stand for re-election to the Corporation's Board of Directors.


       David W. Brenner, age 58. Mr. Brenner has served as a member of the Board of Directors of the Corporation since February 1991, and became Chairman of the Board of Directors in August 1993. He has served as President of the Philadelphia Sports Congress since January 1987. Mr. Brenner served as Chairman of the Hospital and Higher Education Facilities Authority of Philadelphia from January 1986 to June 1992, and as Director of Commerce of the City of Philadelphia from January 1984 to September 1986. He was with the accounting firm of Arthur Young & Company from 1957 to September 1983. He was managing partner of the Philadelphia office of Arthur Young from November 1969 until March 1980.

       Shannon L. Bybee, age 55. Mr. Bybee has served as a member of the Board of Directors of the Corporation since July 1988. He presently serves as President and Chief Operating Officer for United Gaming, Inc., a position he has held since July 1993. Mr. Bybee was the Corporation's Chairman of the Board from November 1988 to July 1993, and from August 1988 to October 1988. In June 1989, Mr. Bybee was appointed to serve as the Chief Executive Officer of the Corporation and New Claridge, a position held through July 1993. Mr. Bybee has been of counsel in the law firm of Schreck, Jones, Bernhard, Woloson & Godfrey since 1978. From 1983 to 1987, he was Senior Vice President of Golden Nugget, Incorporated which operated the Golden Nugget Casino Hotel in Atlantic City. From 1981 to 1983, Mr. Bybee was President of GNAC Corporation, which operated the Golden Nugget Casino Hotel in Atlantic City.

       James W. O'Brien, age 58. Mr. O'Brien has served as a member of the Board of Directors of the Corporation since June 1988. Mr. O'Brien was the Corporation's Acting Chairman of the Board from October 20, 1988 to November 22, 1988. Mr. O'Brien served as Vice President of Human Resources of Genesco, Inc. of Nashville, Tennessee from July 1987 to August 1993. He was Vice President of Human Resources of Southwest Forest Industries of Phoenix, Arizona from February 1986 to May 1987. He was President of Del
   E. Webb Hotel Group from April 1982 to January 1986 and as Chief Executive Officer and a Director of the Corporation from October 1983 to January 1986.

       Robert M. Renneisen, age 47. Mr. Renneisen has served as President of the Corporation since June 1992, and as Chief Executive Officer of the Corporation and New Claridge since July 1993. Mr. Renneisen was Executive Vice President of the Corporation from June 1991 to June 1992. He has served as President of New Claridge since January 1991. He was Chief Operating Officer of New Claridge from January 1991 to July 1993. Mr. Renneisen was Executive Vice President of New Claridge, responsible for marketing and later casino operations from February 1988 to January 1991. Prior to joining New Claridge, Mr. Renneisen served from January 1987 to December 1987 as Vice President of Marketing of Treasure Island Hotel and Casino in St. Maarten. From June 1986 to May 1987, he served as President of Renneisen, Kincade & Associates, Inc. of Las Vegas, Nevada, a marketing consulting firm. He was Senior Vice President of Marketing of the Tropicana Hotel and Casino in Atlantic City from May 1982 to August 1984.


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       Mark H. Sayers, age 44. Mr. Sayers has served as a member of the Board of Directors since February 1990. Mr. Sayers has served as Vice President of EMES Management Corporation, a real estate management and development company, of New York, New York, since February 1976.

       A. Bruce Crawley, age 48. Mr. Crawley has been President and Chief Executive Officer of Crawley, Haskins & Rodgers, Philadelphia, Pennsylvania, an independent public relations and advertising firm, since 1989. Mr. Crawley held various management positions with First Pennsylvania Bank Corporation from 1967 to 1989, including Senior Vice President and Director of Public and Investor Relations from 1985 to 1989.

   Additional Information Concerning Board of Directors

       Compensation of Directors - Directors who are not employees of the Corporation or New Claridge receive an annual retainer of $20,000 and a fee of $1,000 for each meeting of the Board of Directors and each Committee meeting attended. The members of the Special Committee also received a monthly retainer as described below.

       Audit Committee - The Audit Committee consists of four Directors who are not employees of the Corporation. It is the responsibility of the Audit Committee to review with the Corporation's independent auditors the Corporation's financial statements and the scope and results of the annual audit, to monitor the internal accounting controls and practices of the Corporation, to review the Annual Report to shareholders and to recommend the appointment, subject to shareholder approval, of independent auditors. The Committee met four times in 1993. Members of the Committee are David
   W. Brenner, Chairman, Jean I. Abbott, John D. Feehan and James W. O'Brien.

       Human Resources and Compensation Committee - The Human Resources and Compensation Committee consists of three Directors. It is the responsibility of the Human Resources and Compensation Committee to evaluate the compensation of Senior Executives of New Claridge. The committee met four times in 1993. Members of the Committee are James W. O'Brien, Chairman, Mark H. Sayers and John D. Feehan.

       Finance Committee - The Finance Committee consists of four members. It is the responsibility of the Finance Committee to work with outside counsel, Rogers & Wells, to develop a set of defined specifications for recapitalizing the Corporation. The committee met twice during 1993. Members of the Finance Committee are Jean I. Abbott, Chairperson, Shannon
   L. Bybee, Mark H. Sayers and David W. Brenner.

       Special Committee - The Special Committee consisted of three members. It was the responsibility of the Special Committee to review the proposed merger of the Corporation and Fitzgeralds Las Vegas, L.P.
   ("Fitzgeralds") and related issues, including any offers that might be received from other parties. The Special Committee was dissolved effective June 28, 1993 with the expiration of the Letter of Intent between the Corporation and Fitzgeralds. The committee met four times during 1993. There were also eleven telephonic Special Committee meetings in 1993. Members of the Special Committee were Mark H. Sayers, Chairman, Jean I. Abbott and David W. Brenner. Mr. Sayers received a monthly retainer of $10,000 and Ms. Abbott and Mr. Brenner each received a monthly retainer of

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   $2,500. The Special Committee members also received a meeting fee of
   $1,000 for Special Committee meetings attended and $250 per hour for telephonic meetings.

       Attendance at Meetings - During 1993, there were six regular meetings of the Board of Directors and three telephonic meetings. With the exception of the October 5, 1993 Board of Directors meeting and Audit Committee meeting which John Feehan did not attend, all of the Directors attended 100% of the meetings of the Board of Directors and of any Committee of which he or she was a Member occurring in 1993.

       ITEM B. APPROVAL OF AUDITORS

       Subject to the approval of the shareholders, the Board of Directors of the Corporation has appointed KPMG Peat Marwick, independent certified public accountants, to audit the annual consolidated financial statements of the Corporation and its subsidiaries, New Claridge and Claridge Gaming Incorporated, for 1994. The shareholders will be asked at the meeting to approve the appointment. The firm of KPMG Peat Marwick has audited the accounts of the Corporation since 1983. A representative of KPMG Peat Marwick will be present at the meeting to make a statement, if such representative so desires, and to respond to shareholders' questions.



































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                       COMPENSATION OF EXECUTIVE OFFICERS

       The following table sets forth information concerning the cash compensation paid by New Claridge, the wholly-owned subsidiary of the Corporation, for services rendered during the last three calendar years to the Chief Executive Officer and the four most highly compensated executive officers of New Claridge whose aggregate remuneration exceeded $100,000 during 1993.

                                                                                LONG TERM
                                                                               COMPENSATION
                                   ANNUAL COMPENSATION         OTHER ANNUAL     AWARDS (2)        OTHER
                               -----------------------------   COMPENSATION     RESTRICTED     COMPENSATION
      NAME AND POSITION        YEAR     SALARY      BONUS          (3)            STOCK            (4)
   -----------------------------------------------------------------------------------------------------------
   Shannon L. Bybee            1993    $166,154    $    -0-       3,730                -            -
   Former Chairman of          1992     267,693      95,000       3,491           73,963            -
   the Board/Chief             1991     244,423         -0-           -                -            -
   Executive Officer of
     New Claridge (1)

   Robert M. Renneisen         1993     246,154     123,077       4,047                -            -
   President and Chief         1992     217,693      80,000       2,369           60,266            -
   Executive Officer of        1991     187,308         -0-           -                -            -
   New Claridge

   Albert T. Britton           1993     150,000      45,000       3,375                -            -
   Executive Vice President    1992     126,548      30,878       2,531           32,873            -
   of Operations of New        1991     102,166         -0-           -                -            -
   Claridge

   Raymond A. Spera            1993     150,000      50,000       3,375                -          9,519
   Executive Vice President    1992     124,625      30,409       2,492           32,873            -
   of Finance/Corporate        1991     101,823         -0-           -                -            -
   Development of New
     Claridge

   Peter F. Tiano              1993     130,000      39,000       2,925                -          6,750
   Executive Vice President    1992     123,558      30,148       1,890           32,873            -
   of Administration of New    1991     104,452         -0-           -                -            -
   Claridge

   John T. Arnold              1993     116,816      12,382       2,624                -            -
   Vice President of Casino    1992     112,174      13,685       2,244                -            -
   Operations of New           1991     108,114         -0-           -                -            -
   Claridge

   ----------
   (1) Mr. Bybee served as the Chief Executive Officer and Chairman of the Board during the fiscal years covered by the Summary Compensation Table, and resigned effective July 25, 1993. Mr. Renneisen has served as Chief Executive Officer since that date and also continues to serve as President. Shares held by Mr. Bybee were returned to the Corporation upon his resignation.
   (2) Number of shares awarded in 1992 under the Long-Term Management Incentive Plan described under "Management - Compensation Plans."
       The shares are subject to vesting provisions under the Plan. 25% of the shares awarded under the Plan have vested. The Corporation does not believe the shares have any value.
   (3) Amounts reported in this column were paid pursuant to the Retirement Savings Plan of New Claridge described under "Management - Compensation Plans." In accordance with the transitional provisions applicable to the rules on disclosure of executive officer and director compensation adopted by the Securities and Exchange Commission, amounts reported in this column are excluded for the 1991 fiscal year.
   (4) Amounts reported in the column represent compensation received for certain vacation time previously earned and accrued but not taken. Amounts paid were determined at a discounted rate.
                                       5
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       The Corporation has not included in this Proxy Statement a chart comparing the performance of the price of its shares to the performance of the Standard & Poor's 500 Stock Index and an index of gaming industry stocks because there has not been, to the knowledge of the Corporation, any trading in the Corporation's shares since the private placement of the shares in 1983. In addition, the Corporation believes that the Corporation's shares do not have any value. Although, as may be noted from the Corporation's financial statements, the shareholders' equity of the Corporation has increased significantly over the last several years, under the terms of the Restructuring Agreement entered into by the Corporation in October 1988, the Corporation is not permitted to make any payment to the shareholders of the Corporation as such until payment in full is made on the "Webb Payment" (which amounts to $20 million plus 15% interest per annum), with corresponding payments made to Releasing Investors as provided under the terms of the Restructuring Agreement. As a result of the requirement to make these payments, the Corporation believes, based on its estimate of the current value of the Claridge, that it is unlikely that any amounts will be available for distribution on its shares of common stock.

       Until his resignation as the Corporation's Chief Executive Officer in July 1993, Shannon L. Bybee was a party to an employment agreement with the Corporation dated July 1, 1991. That agreement provided for automatic annual renewal and increases in annual base salary at the discretion of the Board of Directors. In February 1993, Mr. Bybee's annual base salary was increased to $280,000, payable in weekly installments. The agreement also provided that if Mr. Bybee were to be terminated without cause (as defined), he would be entitled to receive a termination payment in an amount equal to his current base annual salary.

       New Claridge is a party to an employment agreement with Robert M. Renneisen dated June 26, 1991. The agreement is automatically renewed annually unless either party gives notice of termination not less than ninety (90) days in advance of the renewal date (May 31 of each year). New Claridge's Board of Directors may, from time to time, in their sole discretion, increase the base annual salary. In February 1994, Mr. Renneisen's annual base salary was increased to $300,000, payable in weekly installments. In the event that Mr. Renneisen is terminated without cause (as defined), he is entitled to receive a termination payment in an amount equal to his current base annual salary.

       New Claridge is also a party to employment agreements with Albert T. Britton, Raymond A. Spera and Peter F. Tiano each dated November 1, 1992. The agreements are automatically renewed annually unless either party gives notice of termination not less than ninety (90) days in advance of such renewal date. New Claridge's Board of Directors may, from time to time, in their sole discretion, increase the base annual salary. In February 1994, annual base salaries for Messrs. Britton, Spera and Tiano increased to $165,000, $160,000 and $145,000 respectively, payable in weekly installments. In the event that Messrs. Britton, Spera or Tiano are terminated without cause (as defined), they are entitled to receive a termination payment in an amount equal to their current base annual salary.

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       New Claridge, from time to time, utilizes the services of Renneisen &
   Associates, Inc., a special events planning and decorating firm. Robert Renneisen's spouse, Susan, is president and sole owner of Renneisen & Associates, Inc. During 1993, Renneisen & Associates, Inc., which engaged with Herb Paley & Associates and later Putting Green Associates to provide such services, was paid approximately $51,667.00.

                               COMPENSATION PLANS

       The following plans are available to officers of New Claridge.

           a. Senior Officer Medical Plan. New Claridge maintains a senior officer medical plan under which eligibility is limited to officers and certain employees of New Claridge. The plan covers medical expenses of the participant (up to a maximum of $7,500 per year) not paid by New Claridge's medical reimbursement plan which is available to all employees not covered by collective bargaining agreements.

           b. Retirement Savings Plan. New Claridge employees participate in a profit sharing plan named the "Retirement Savings Plan." This plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Retirement Savings Plan, for up to the first 5% of an employee's salary which is contributed at the direction of the employee from amounts he or she would otherwise have received as current compensation, New Claridge contributed an amount equal to 45% of the employee's contribution in 1993 and will contribute 50% in 1994. Employees could contribute a maximum of 15% of their base salary but not in excess of $8,994 for 1993 and may contribute up to $9,240 in 1994. An employee's account may be paid out, at the employee's election, in one cash payment or in installment payments over a ten-year period.

           c. Incentive Compensation Plan. Under New Claridge's 1993 Incentive Compensation Plan, key management personnel were eligible to receive bonuses expressed as a percentage of base salary, depending upon the achievement of specific financial objectives which were established at the beginning of the plan year. New Claridge reserves the right to not pay bonuses to participants if operating earnings do not meet minimum requirements. For the year ended December 31, 1993, $301,000 in bonuses were awarded under this plan. These bonuses were paid in March 1994.

           Mr. Renneisen was eligible for an incentive bonus up to 50% of his 1993 salary. The incentive bonus was based on his performance and was issued at the sole discretion of the outside members of the Board of Directors of the Corporation and New Claridge. For 1993, Mr. Renneisen was awarded a bonus equal to 50% of his 1993 base salary. The bonus was paid in February 1994.

           Messrs. Britton, Spera, Tiano and Bellis were awarded discretionary bonuses in addition to amounts awarded pursuant to New Claridge's 1993 Incentive Compensation Plan. These bonuses amounted to $47,000.

           d. Long Term Management Incentive Plan. In February 1992, the Corporation's Board of Directors adopted a Long-Term Management Incentive Plan (the "Plan") in which certain key employees of the Corporation and/or New Claridge participate. The Plan provides for the grant of the 273,938 shares of the Corporation's Class A Stock, which were held as treasury shares of the Corporation ("Treasury Shares"), and for the issuance of 100 Equity Units. The aggregate value of the 100 Equity Units is equal to 5.41 percent of certain amounts, generally equal to the equity of the Claridge entities, as further defined in the Plan. Specified portions of the awarded Treasury Shares and Equity Units held by participants vest upon the attainment of specific goals as described in the Plan. The Treasury Shares and Equity Units fully vest upon a further restructuring or a change in control as defined in the Plan. Payment with respect to the Equity Units will only be made (a) upon the occurrence of a transaction in which substantially all of the assets and business operations of the Claridge entities are transferred to one or more entities in a merger, sale of assets or other acquisition-type transaction, (b) upon termination of employment of any participant in the Plan within one year after any change of control of the Corporation occurs, as defined in the Plan, or (c) if the Corporation pays dividends to its stockholders, if the Partnership makes distributions to its partners, or if the Corporation or the Partnership makes certain distributions under the Restructuring Agreement. A participant is entitled to vote all awarded Treasury Shares whether or not such shares are vested.

           Upon his resignation in July 1993, Mr. Bybee forfeited units and shares of the Corporation's Class A Stock. These units and shares of stock were awarded to key management employees in 1994.

                        REPORT ON EXECUTIVE COMPENSATION

       This report is presented to describe the compensation policies applied by the Human Resources and Compensation Committee (the "Committee") of the Board of Directors with regard to the Corporation's executive officers, and the basis for the compensation of the Chief Executive Officer of the Corporation, for the year 1993. Shannon Bybee was the Chief Executive Officer of the Corporation through July 25, 1993, and Robert Renneisen was Chief Executive Officer for the balance of 1993.

       In February of each year, the Committee reviews the compensation of each executive officer of the Corporation or its subsidiary. This review includes salary for the prior two years and the management recommendation as to salary for the following year. It is the objective of the Committee in setting the base salary for the officers to attract and retain experienced, competent personnel. The Committee places particular emphasis on this objective because of the intense competition within the gaming industry for managerial employees. With this objective in mind, through 1992 the Committee had recommended increases in the base salaries of the executive officers of the Corporation and its subsidiary so that their base salaries were at least within the lower range of base compensation paid by other casino companies in Atlantic City. The primary reason for targeting the lower range of other casino companies was to recognize the relatively smaller size of the Corporation in relation to its competitors. However, it is essential that the Corporation's officers be as competent

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

   as those of its competitors. Having previously set the base salaries of the executive officers at that level, the Committee anticipates that future adjustments in the base salary for those persons will generally be made only to reflect increases in the consumer price index and changes in industry compensation levels, and adjustments were made in base salaries in 1993 on this basis.

       Having established what the Committee believes to be the appropriate level for the base salary of the officers of the Corporation and its subsidiary, the Committee believes that any significant adjustment to the compensation of the officers should be in the form of bonuses and the bonuses should be based largely upon the performance of the Corporation. For this purpose, the officers are entitled to bonuses on the basis of a bonus plan that compares the performance of the Corporation during the bonus year to a business plan established by the management of the Corporation for that year. The business plan upon which the bonus is based is developed by the management of the Corporation with the oversight of the Committee, which typically approves the business plan in December of each year. As previously indicated, bonuses are determined largely on the basis of performance as compared to the business plan so that in years, such as 1991, when the Corporation fails to achieve its profit plan, no bonuses are paid even if the reason for the failure to achieve the plan was largely beyond the control of the Corporation's management (such as occurred in 1991 with the Gulf War and the beginning of the economic downturn).

       In addition to bonuses under the bonus plan, the Committee retains the discretion to pay the Corporation's senior officers bonuses that are different than what would otherwise be dictated by the bonus plan. For this purpose, the Committee in addition to considering the performance of the Corporation against the business plan, also considers various qualitative factors, including the success in retaining competent personnel, favorable relationships with the New Jersey Casino Control Commission, efforts and accomplishments in achieving the Corporation's long-term restructuring objectives, success in dealing with the various regulatory requirements and the New Jersey Casino Control Act and efforts in exploring expansion opportunities, none of which was considered determinative by the Committee.

       The Committee made its decision regarding the 1993 compensation of the Chief Executive Officer of the Corporation on the basis of the policies and objectives set forth above. Based on a review of the base salaries of chief executive officers of other casinos in Atlantic City, the Committee determined that at a base salary of $275,000, Mr. Renneisen would receive a base salary that could be considered comparable to the base salaries of chief executives of other Atlantic City casinos, but that was clearly at the low end of the range of such salaries. Mr. Bybee was paid at a comparable rate during the period in 1993 when he served as Chief Executive Officer of the Corporation. In determining to pay Mr. Renneisen a bonus of $123,077 for 1993 (which amount was paid in 1994), the Committee's decision was largely based on the strong performance of the Corporation during 1993, as well as the significant efforts made by Mr. Renneisen, in conjunction with other managerial employees, in improving employee morale, enhancing the Corporation's marketing programs, maintaining positive relationships with the New Jersey Casino Control

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

   Commission and ongoing efforts to achieve the Corporation's long-term restructuring objectives, including the recent refinancing of the Corporation's long-term debt through the issuance of $85,000,000 of First Mortgage Notes.

       During 1993, the Committee did not make any awards under the Corporation's Long-Term Management Incentive Plan (the "Plan"). Key management employees of the Corporation received awards under the Plan in 1992. Upon his resignation in July 1993, Mr. Bybee forfeited the Common Stock and Equity Units previously awarded to him under the Plan. The Committee awarded such Common Stock and Equity Units to key management employees in 1994. As described elsewhere in this Proxy Statement, the Plan provides for the vesting of units granted to key management employees upon the achievement of certain long-term restructuring objectives of the Corporation and bases the timing and amount of payment with respect of those units upon the value received upon achievement of those objectives. The Committee does not consider the grants made to the key management employees under the Plan in determining the base salary and bonus amounts for those employees because the Committee does not consider the Plan to provide current compensation to those employees. Instead, the Committee considers the Plan to be key to the Committee's objective of retaining its top managerial employees while providing them with an added incentive to achieve the Corporation's long-term restructuring objectives by holding out the possibility of significant compensation if those objectives are achieved. The Committee believes that this Plan ties the long-term interests of these key management employee participants directly to the long-term interests of the Corporation's shareholders.

       The Corporation does not have a stock option plan.

                                                   James W. O'Brien, Chairman
                                                   John D. Feehan
                                                   Mark H. Sayers

   Compensation Committee Interlocks and Insider Participation

       The members of the Compensation Committee are James W. O'Brien, Chairman, Mark H. Sayers and John D. Feehan. There is no insider participation on the Compensation Committee and there is no interlock between any Compensation Committee member or executive officer of the Corporation, on the one hand, and the compensation committees of other companies on the other hand.

                                     VOTING

       Shareholders of record on the books of the Corporation at 4:00 P.M. E.S.T., April 22, 1994, will be entitled to vote at the meeting. The Corporation had outstanding on April 22, 1994, 5,062,500 shares of Common Stock, par value $.001 per share. Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, and to cast one vote for or against each Director.

       The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by the proxies will be voted for the election as Directors of the nominees named in this Proxy Statement and for approval of the appointment of KPMG Peat Marwick as Auditors. In the event any nominee for Director is unable to serve, which is not now contemplated, the proxies may or may not be voted for a substitute nominee.

       Assuming the presence of a quorum, the affirmative vote of a majority of the shares of stock represented at the meeting is required for the election of Directors and approval of the appointment of Auditors.

       Set forth in the table below is information regarding the ownership of shares of the Corporation's common stock by directors and certain executive officers of the Corporation and/or New Claridge, and the directors and executive officers of the Corporation and/or New Claridge as a group:

                                                                                                    No. of       Percent of
                      Name                                          Title                        Shares Owned      Class
   --------------------------------------------------------------------------------------------------------------------------
   Shannon L. Bybee .........................    Former Chairman of Board/Chief                       -              -
                                                 Executive Officer
   Robert M. Renneisen ......................    President and Chief Executive Officer              73,962          1.50%
   Albert T. Britton ........................    Executive Vice President of Operations             36,526           .72%
   Raymond A. Spera .........................    Executive Vice President of Finance and            36,526           .72%
                                                 Corporate Development
   Peter F. Tiano ...........................    Executive Vice President of                        36,526           .72%
                                                 Administration
   John T. Arnold ...........................    Vice President of Casino Operations                 8,218           .16%
   Directors and Officers as a Group ........................................................      273,938          5.41%

       All of the shares shown in this table are owned by directors or executive officers of the Corporation and/or New Claridge under the Long Term Incentive Plan described above. Shares of the common stock were granted under the Plan subject to certain vesting provisions, and as of the date hereof 25% of such shares have vested. Recipients of such awards are permitted, however, to vote all shares granted to the recipients whether or not vesting has occurred.

                                   ----------

                             Shareholder Proposals

       Any shareholder proposal intended to be presented at the 1995 annual meeting of the Corporation's shareholders must be received at the principal executive offices of the Corporation, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey 08401, by December 26, 1994, in order to be considered for inclusion in the Corporation's proxy materials relating to that meeting.

                                   ----------

       As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement. If, however, further business is presented, the proxy holders will act in accordance with their best judgment.


                                                   By order of the Board of
                                                   Directors


                                                   /s/ Frank A. Bellis, Jr.
                                                   --------------------------
                                                   Frank A. Bellis, Jr.
                                                   Secretary

   April 26, 1994

   PROXY                                                                PROXY
                   The Claridge Hotel and Casino Corporation
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  Annual Meeting of Shareholders June 7, 1994

       The undersigned hereby appoints James W. O'Brien and Robert M. Renneisen, and each of them, the proxies of the undersigned with full power of substitution of each of them, to vote all shares of The Claridge Hotel and Casino Corporation (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Corporation to be held at The Claridge Hotel and Casino, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey, on June 7, 1994 at 10:00 a.m. and any adjournment thereof.

       Unless otherwise specified in the squares provided, the undersigned's vote will be FOR each candidate for Board of Directors and FOR item 2, and in the discretion of the proxies, on such other matters as may properly be brought before the meeting.

   1. To elect the following six candidates to the Board of Directors:

                          FOR    WITHHOLD
   David W. Brenner       / /       / /
   Shannon L. Bybee       / /       / /
   James W. O'Brien       / /       / /
   Robert M. Renneisen    / /       / /
   Mark H. Sayers         / /       / /
   A. Bruce Crawley       / /       / /

   2. To approve the appointment by the Corporation's Board of Directors of KPMG Peat Marwick, independent certified public accountants, as auditors for the year 1994.

                      FOR  / /   AGAINST  / /   ABSTAIN  / /


                                     ________________________________________
                                            (Signature of shareholder)


                                     ________________________________________
                                        (Signature of joint owner, if any)


                                     Date _____________________________, 1994
                                     Please sign exactly as your name appears on the label. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.





       PLEASE SIGN AND RETURN AS SOON AS POSSIBLE IN ENCLOSED ENVELOPE.
                            NO POSTAGE IS REQUIRED.